                                                                      Exhibit 99

                           APPLIED INNOVATION REPORTS
                      FIRST QUARTER 2003 FINANCIAL RESULTS

           CONTINUED TELECOM INDUSTRY WEAKNESS AFFECTS DOMESTIC SALES;
              CUSTOMER SPENDING PATTERN AFFECTS INTERNATIONAL SALES


AT APPLIED INNOVATION:
Michael P. Keegan
Vice President and Chief Financial Officer
(614) 798-2000

COLUMBUS, OHIO (APRIL 17, 2003) - Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the quarter ended March 31, 2003.

Sales for the three months ended March 31, 2003 were $5.6 million compared to $9.5 million in the first quarter of 2002. The decrease in quarterly sales was primarily due to continued weakness in the domestic telecommunications industry, which has prevented carriers from significantly investing in their networks, and to a modified spending pattern implemented last year by the Company's largest international customer. The Company incurred a net loss of $2.0 million, or $0.13 per diluted share, in the first quarter, compared to a net loss of $2.9 million, or $0.19 per diluted share, in the same period last year. The Company generated approximately break-even cash flow from operations during the quarter and ended the quarter with $24.0 million of cash and investments.

Chairman and CEO Gerard B. Moersdorf, Jr. said, "As noted in our year-end 2002 guidance, we expected a relatively soft first quarter. Although the first quarter of the calendar year has traditionally been the slowest sales period as our customers begin new budget cycles, we were disappointed with this quarter's sales level. Our domestic customers postponed a significant amount of core product orders and our largest international customer's order activity was well below the amount in the first quarter of last year. We attribute the domestic delays to continued weak economic and market conditions, longer than normal budgetary approval cycles and uncertainty leading up to the war in Iraq. Internationally, the reduction is primarily related to timing changes in orders from our largest international customer. Last year, the customer placed the majority of its orders for its year-ended March 31 in our first quarter. Since then, the customer has spread its orders more evenly from quarter to quarter, resulting in a decrease of $2.6 million compared to last year's first quarter."

Over the past year, Applied Innovation responded to declining sales prospects with a number of cost reduction actions, including staff reductions in the first and third quarters of 2002. Operating costs, excluding restructuring charges, were reduced to levels appropriate for near-term sales prospects and decreased $2.7 million or 35% when comparing the first quarter of 2003 to the first quarter of 2002.

RECENT HIGHLIGHTS
The Company made solid progress during the quarter in its strategic markets:

- Outside Plant: A major customer selected Applied Innovation to provide a solution for a significant project to manage outside plant remote terminal sites. This solution is expected to drive several million dollars of new revenue for the Company over the next two-to-three years, in addition to unlocking new opportunities to provide remote site management solutions.

- Wireless: As previously announced, Applied Innovation received $940,000 in orders from a wireless service provider for AIbadger wireless products for two network management software and services projects. AIbadger products are also engaged in trials with two other large

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     domestic wireless service providers and the Company recently demonstrated products at CTIA Wireless 2003, a wireless industry trade show.

- U.S. Government: The Company's targeted expansion into U.S. Government markets, particularly for Department of Defense applications, has resulted in initial AIscout orders from a large government contractor and anticipation of follow-on orders as the project continues. Customer trials are underway with additional government contractors. To enhance penetration in this important market, Applied Innovation hired a full-time business development professional and engaged an outside consulting firm.

- International: Many of the international site trials in which the Company participated over the past 12 months are moving into final stages.

OTHER OPERATING RESULTS
Overall gross profit for the first quarter of 2003 was $2.4 million compared to gross profit of $4.1 million for the first quarter of 2002. As a percentage of sales, gross profit was 43% compared to 43% for the first quarter in 2002.

Gross profit on product sales for the first quarter of 2003 was $1.8 million or 41% of product sales of $4.4 million. For the same period last year, product sales of $7.8 million generated gross profit of $3.5 million or 45% of product sales. During the quarter ended March 31, 2003, the Company's gross profit on product sales was negatively impacted by the establishment of a specific warranty reserve of $450,000 for a product recall, discussed below. Excluding the impact on gross profit margins of the warranty charge, product margins were $2.3 million during the quarter, or 52% of product sales. The improvement in product gross profit margins in the quarter was primarily due to inventory reserves totaling $463,000 recorded in the first quarter last year for slow moving optical and other components. In the first quarter of 2003, the Company recorded $100,000 of inventory charges.

A power supply component that was purchased from a third party manufacturer, integrated into the Company's products, and shipped to customers in 1997 and 1998 contained a manufacturing defect that recently prompted a product recall. The Company estimated the number of units that it expects customers to return in the recall, and has recorded the associated costs of $450,000 in the first quarter to recall and replace these units. The Company is considering making a claim against the power supply component manufacturer and a claim under its product recall insurance. However, since there is no assurance of whether or when either of such claims may be paid, the Company has not reduced the first quarter charge to reflect such contingent claims at this time.

Services gross profit for the quarter ended March 31, 2003 was $577,000 or 48% of services sales of $1.2 million. For the first quarter of 2002, services sales of $1.7 million generated gross profit of $541,000, or 32% of services sales. The increase in services margins was due to the elimination of lower margin installation services, and a greater mix of higher margin maintenance contracts and network management system (NMS) services.

Research and development (R&D) expenses for the first quarter were $1.4 million versus $2.4 million for the first quarter of 2002. The significant reduction in R&D expenses was due to reduced personnel and consulting costs, as well as lower materials costs. These cost savings resulted from streamlining our R&D focus last year to target only those development projects with the greatest potential for acceptance in the core telecommunications market.

Selling, general and administrative (SG&A) expenses for the first quarter were $3.6 million, or 64% of sales compared to $5.3 million, or 56% of sales, for the first quarter of 2002. The $1.7 million reduction in SG&A spending was due to headcount reductions in sales, marketing and other administrative functions and reductions in bonuses and commissions, advertising, trade show expenditures and travel expenses.

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In the first quarter of 2002, the Company recorded a restructuring charge of
$634,000 for a workforce reduction enacted during the quarter. During the first quarter of 2003, no such charge was incurred.

The Company recorded its effective tax benefit rate for 2003 at 20% compared to 30% in the first quarter last year. The lower rate in the current year reflects the greater relative impact of tax savings from research and experimentation credits.

The Company's cash flow from operations was approximately break-even during the quarter and the Company ended the quarter with $24.0 million of cash and investments. Subsequent to the end of the quarter, the Company received $3.6 million of income tax refunds as a result of carrying back 2002 net operating losses to prior years.

INDUSTRY AND COMPANY OUTLOOK
"Despite the weakness in the first quarter, we remain confident in our prospects for the remainder of the year," Moersdorf said. "Communication with our customers indicates that orders were delayed, not cancelled. Pent up demand among our largest domestic customers, combined with the fact that we ended the quarter with additional backlog due to wireless orders received late in the quarter, lead us to anticipate a healthy sales rebound in the second quarter."

"We are especially encouraged by customer feedback we've received regarding three new products that are scheduled to launch this year," added Moersdorf. "Enhancing our core product offerings, these products improve network efficiency and provide management and control at the outermost areas of the network. AIextend will be the first of these products and is scheduled to launch in third quarter. It is a next-generation application mediation device that facilitates network element integration into existing or next-generation operations support systems. Leveraging the technology and intelligence of AIextend, AIconnect will provide the additional benefits of routing and aggregation. It is scheduled to launch in the fourth quarter. AIremote, also planned for a fourth quarter release, is a temperature-hardened product that provides remote access, monitoring and control of broadband loop carrier systems located in uncontrolled environments," Moersdorf said.

"Our focused market expansion initiatives combined with the new product launches give us confidence that we will be well positioned as the market recovers," Moersdorf said. "We remain optimistic that core telecom investments will pick up as the industry normalizes. In the meantime, we will continue our focus on strategic markets and on providing exceptional customer care in order to grow our core customer base," he said.

CONFERENCE CALL
Applied Innovation will host a conference call on Thursday, April 17, 2003 at 10:00 a.m. (ET) to discuss the Company's strategy, business outlook and first quarter 2003 results. The call will be broadcast live over the Internet and can be accessed at the Applied Innovation Web site (innovation.com/Company/Investors.asp) or http://www.firstcallevents.com/service/ajwz377591984gf12.html. If you are unable to participate during the live Webcast, the call will be archived and available under the Investors area of the Applied Innovation Web site.

ABOUT APPLIED INNOVATION
Applied Innovation is a network management solutions company that simplifies and enhances the operation of complex, distributed voice and data networks. Building on a deep knowledge of network architecture, elements and management, Applied Innovation delivers unique hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them.

Applied Innovation, headquartered in Columbus, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.appliedinnovation.com.

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SAFE HARBOR STATEMENT
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding: future sales over next two-to-three years related to outside plant opportunities (paragraph 5), expected follow-on orders for a U.S. Department of Defense application (paragraph 5), expectation regarding a rebound in sales in the second quarter (paragraph 15), expected future product releases and expected customer acceptance of the new products (paragraph 16), and the Company's positioning for an eventual market recovery (paragraph 17). These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company's ability to generate sales orders during fiscal 2003 and thereafter; that the anticipated demand for the products and services offered by the Company will decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company's present products and services and its ability to hire technical staff; the Company's ability to adapt to technological changes; the availability of capital to support the Company's business plans; that the government may not purchase any products or services from the Company; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission
(SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)

SUMMARY BALANCE SHEET INFORMATION

                                                       (Unaudited)
                                                      Mar. 31, 2003    Dec. 31, 2002
                                                      -------------    -------------
Cash and cash equivalents                                $10,723          $ 8,986
Short-term investments                                     6,878            8,029
Accounts receivable, net                                   4,105            5,240
Inventory, net                                             3,560            3,410
Other current assets                                       6,168            5,799
                                                         -------          -------
     Current assets                                       31,434           31,464
Property, plant and equipment, net                         7,489            7,793
Investments                                                6,411            6,949
Goodwill                                                   3,507            3,477
Other assets                                                 650              702
                                                         -------          -------
     Total assets                                        $49,491          $50,385
                                                         =======          =======

Accounts payable                                             736            1,621
Accrued expenses                                           3,472            2,812
Deferred revenue                                           3,175            1,903
                                                         -------          -------
     Current liabilities                                   7,383            6,336
Note payable                                                 750              750
                                                         -------          -------
     Total liabilities                                     8,133            7,086
Stockholders' equity                                      41,358           43,299
                                                         -------          -------
     Total liabilities and stockholders' equity          $49,491          $50,385
                                                         =======          =======



SUMMARY OPERATIONAL INFORMATION (UNAUDITED)

                                                         Three Months Ended Mar. 31,
                                                           2003             2002
                                                           ----             ----
Sales                                                     $5,609           $9,482
Cost of sales                                              3,253            5,424
                                                        --------          -------
    Gross profit                                           2,356            4,058
R&D                                                        1,400            2,442
SG&A                                                       3,586            5,283
Restructuring charges                                       - -               634
                                                        --------          -------
    Loss from operations                                  (2,630)          (4,301)
Interest and other income                                    110              195
                                                        --------          -------
    Loss before taxes                                     (2,520)          (4,106)
Income taxes                                                (504)          (1,232)
                                                        --------          -------
    Net loss                                            $ (2,016)         $(2,874)
                                                        ========          =======

Diluted EPS                                               $(0.13)          $(0.19)
Diluted shares                                        14,975,067       15,394,584




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SUMMARY CASH FLOW INFORMATION (UNAUDITED)

                                                                  Three Months Ended
                                                                       Mar. 31,
                                                                       --------
                                                                   2003         2002
                                                                 --------     --------
Cash flows from operating activities:
    Net loss                                                     $ (2,016)    $ (2,874)
    Depreciation and amortization                                     376          519
    Other non-cash charges                                            (53)          29
    Working capital changes, net                                    1,677       (1,655)
                                                                 --------     --------
          Net cash used in operating activities                       (16)      (3,981)
                                                                 --------     --------
Cash flows from investing activities:
     Purchases of PP&E                                                (33)        (347)
     Changes in investments, net                                    1,703          527
     Other, net                                                        17            2
                                                                 --------     --------
          Net cash provided by investing activities                 1,687          182
                                                                 --------     --------
Cash flows from financing activities:
     Common stock repurchased                                        --         (2,027)
     Proceeds from sale of stock                                       66            7
                                                                 --------     --------
          Net cash provided by (used in) financing activities          66       (2,020)
                                                                 --------     --------
Increase (decrease) in cash and cash equivalents
                                                                    1,737       (5,819)
Cash and cash equivalents - beginning of period
                                                                    8,986       15,699
                                                                 --------     --------
Cash and cash equivalents -  end of period
                                                                 $ 10,723     $  9,880
                                                                 ========     ========
